Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BWAY HOLDING COMPANY

I, the undersigned, being Chief Executive Officer of BWAY Holding Company, do hereby certify as follows:

1. The name of the corporation is BWAY Holding Company (the “Corporation”).

2. The Corporation was incorporated under the name “BCO Holding Company” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 18, 2002.

3. The Amended and Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation’s Certificate of Incorporation (as previously amended on February 6, 2003 and March 23, 2007), was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Amended Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows.

ARTICLE I

The name of the corporation (herein called the “Corporation”) is BWAY Holding Company.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, 19904. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is 220,000,000 shares, consisting of (a) 200,000,000 shares of Common Stock, $.01 par value per share (the “Common Stock”), and (b) 20,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”).

Except as otherwise provided by the General Corporation Law of the State of Delaware and subject to the rights and preferences of the Preferred Stock, the entire voting power of the shares of the Corporation for the election of Directors and for all other purposes, as well as all other rights pertaining to shares of the Corporation, shall be vested exclusively in the Common Stock. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock, and shall be entitled to participate equally in all dividends payable with respect to the Common Stock and to share equally, subject to the rights and preferences of the Preferred Stock, in all assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

The Preferred Stock may be issued from time to time in one or more series as may be determined by the Board of Directors. The Board of Directors shall have the authority to fix, by resolutions duly adopted prior to the issuance of any shares of a series of Preferred Stock, the voting powers, if any, of the holders of shares of such series and the designations, preferences and relative, participating, optional and other special rights of such series, and the qualifications, limitations and restrictions thereof. The voting powers, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series.

Without limiting the generality of the foregoing authority of the Board of Directors, the Board of Directors from time to time may:

(a)	designate a series of Preferred Stock, which may be distinguished by number, letter or title from other Preferred Stock of the Corporation;

(b)	fix and thereafter increase or decrease (but not below the number of shares thereof then outstanding) the number of shares that shall constitute such series;

(c)	provide for dividends on shares of such series and, if provisions are made for dividends, determine the dividend rate and the times at which holders of shares of such series shall be entitled to receive the dividends, whether the dividends shall be cumulative and, if so, from what date or dates, and the other conditions, if any, including rights of priority, if any, upon which the dividends shall be paid;

(d)	determine the rights, if any, to which holders of the shares of such series shall be entitled in the event of any liquidation, dissolution or winding up of the Corporation;

(e)	provide for the redemption or purchase of shares of such series and, if provisions are made for redemption, determine the time or times and the price or prices at which the shares of such series shall be subject to redemption in whole or in part, and the other terms and conditions, if any, on which shares of such series may be redeemed or purchased;

(f)	provide for a sinking fund or purchase fund for the redemption or purchase of shares of such series and, if any such fund is so provided for the benefit of such shares, the amount of such fund and the manner of its application;

(g)	determine the extent of the voting powers, if any, of the shares of such series, and determine whether the shares of any such series having voting rights shall have multiple votes per share;

(h)	provide whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock, or any series thereof, of the Corporation and, if so convertible or exchangeable, determine the conversion or exchange price or rate, the adjustments thereof and the other terms and conditions, if any, on which such shares shall be so convertible or exchangeable; and

(i)	provide for any other preferences, any relative, participating, optional or other special rights, any qualifications, limitations or restrictions thereof, or any other terms or provisions of shares of such series as the Board of Directors may deem appropriate or desirable.

ARTICLE V

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied;

(b) Subject to any special rights of any holders of any class or series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws of the Corporation;

(c) The election of directors may be conducted in any manner approved by the officer of the Corporation presiding at a meeting of the stockholders or by the director presiding at a meeting of the directors, as the case may be, at the time when the election is held and need not be by written ballot;

(d) Directors will serve on the Board of Directors for terms of three years;

(e) Subject to any rights of the holders of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, directors may be removed from the Board of Directors only for cause at a meeting of stockholders upon the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote for the election of the director;

(f) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Amended and Restated Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board of Directors; and

(g) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the Bylaws of the Corporation.

(h) To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is amended after the date of filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of the foregoing provisions of this Article V, Section (h) shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(i) To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, the Corporation shall indemnify and advance expenses to the directors of the Corporation, provided that, except as otherwise provided in the Bylaws of the Corporation, the Corporation shall not be obligated to indemnify or advance expenses to a director of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director, unless such action, suit or proceeding (or part thereof) has been authorized by the Board of Directors. The rights provided by this Article V, Section (i) shall not limit or exclude any rights, indemnities or limitations of liability to which any director of the Corporation may be entitled, whether as a matter of law, under the Bylaws of the Corporation, by agreement, vote of stockholders, approval of the directors of the Corporation or otherwise.

ARTICLE VI

The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware, “Business Combinations With Interested Stockholders”, as permitted under and pursuant to subsection (b)(3) of the General Corporation Law of the State of Delaware.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

To the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware and except as may be otherwise expressly agreed in writing by the Corporation and any investment fund affiliated with Kelso & Company, L.P., the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to any of the investment funds affiliated with Kelso & Company, L.P. or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII. Neither the alteration, amendment or repeal of this Article VIII nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 25th day of May, 2007.

By:	/s/ Kenneth M. Roessler
Name:	Kenneth M. Roessler
Title:	President and Chief Executive Officer